SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[X]      Filed by the Registrant

[   ]    Filed by a Party other than the Registrant

Check the appropriate box:

[X]      Preliminary Proxy Statement (Revocation of Consent)

[   ]    Confidential, for use of the Commission only (as permitted by
         Rule 14a-6(e)(2))

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Pursuant to Rule 14a-12

                       SIMON TRANSPORTATION SERVICES INC.
               (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                         REVOCATION OF CONSENT STATEMENT

         BY THE BOARD OF DIRECTORS OF SIMON TRANSPORTATION SERVICES INC.
          IN OPPOSITION TO THE SOLICITATION OF CONSENTS BY JERRY MOYES

         The Board of Directors (the "Board") of Simon Transportation Services Inc., a Nevada corporation (the "Company" or "Simon"), is furnishing this Revocation of Consent Statement and the accompanying BLUE Revocation of Consent Card to the holders of the outstanding shares of the Company's Common Stock in opposition to the solicitation by Jerry Moyes of written consents from the Company's stockholders.

         As you know, on May 23, 2000, Mr. Moyes initiated a formal tender offer to purchase all outstanding shares of the Company's Class A and Class B Common Stock at a price of $7.00 per share. As more fully described in a letter from Richard D. Simon to stockholders dated May 26, 2000, the Board has elected to remain neutral with respect to the tender offer but Mr. Simon and other members of the Company's management have indicated that they do not intend to tender any of their shares to Mr. Moyes. The Board continues to remain neutral with respect to the tender offer.

         Without notifying the Company in advance, however, Mr. Moyes simultaneously commenced a consent solicitation in an effort to take control of your duly elected Board of Directors. Accordingly, a consent in favor of Mr. Moyes' proposals is a consent to turn over control of your Board to Mr. Moyes.

         The Board is strongly opposed to Mr. Moyes' hostile consent solicitation because it violates the good faith in which the Board cooperated with Mr. Moyes in the tender offer and, more importantly, could give Mr. Moyes effective control of the Company without his having paid for it.

         Your Board unanimously opposes Mr. Moyes' consent solicitation and urges you to discard any white consent cards sent to you by Mr. Moyes.

         If you have previously signed and returned a white consent card to Mr. Moyes, you have every right to change your mind. The board urges you to sign, date and mail the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided.

         Even if you have not previously signed and returned a white consent card to Mr. Moyes, you may still send a BLUE Revocation of Consent Card to the Company, which will have no legal effect but will assist us in monitoring the progress of the consent solicitation.

         If your shares are held in the name of a bank, broker or other nominee, only your bank, broker or other nominee can execute a Revocation of Consent for your shares, and only pursuant to your specific instructions. Accordingly, you are urged to reject Mr. Moyes' consent solicitation by signing, dating and returning the enclosed BLUE Revocation of Consent Card promptly, and giving written instructions to the person responsible for your account to return a BLUE Revocation of Consent Card on your behalf.

         If you have any questions or require any assistance in executing your Revocation of Consent, please contact:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                         Call Toll Free: (800) 223-2064



         This Revocation of Consent Statement and the enclosed BLUE Revocation of Consent Card are first being mailed to stockholders on or about June 20, 2000.

           REASONS YOUR BOARD OPPOSES MR. MOYES' CONSENT SOLICITATION

         Mr. Moyes is soliciting consents in favor of three separate proposals (the "Moyes Solicitation"), which are described under "The Moyes Proposals" on page 11. Each of Mr. Moyes' proposals is designed to enable Mr. Moyes to take control of your Board of Directors. Your Board is strongly opposed to the Moyes Solicitation and urges you not to sign any white consent card sent to you by Mr. Moyes.

Mr. Moyes Is Attempting To Gain Control Without Paying For It

         Mr. Moyes is attempting to gain control of the Company through the consent solicitation process without paying you any control premium. Although you do not have the right to receive a control premium simply by virtue of owning your stock, the Board believes the payment of a control premium would be appropriate in a transaction to acquire control of the Company. Mr. Moyes states in his consent solicitation documents that the purpose of the consent is to enable him to complete the tender offer. We believe that this statement is disingenuous. We believe that the consent solicitation serves as a way for Mr. Moyes to take over the Company without any further investment. We have three primary reasons for these beliefs:

         o Mr. Moyes' consent solicitation does not materially increase the possibility that the tender offer will be successful. The Board has already waived the application of two Nevada anti-takeover statutes that otherwise may have prevented Mr. Moyes from successfully completing the tender offer, announced that it will not stand in the way of Mr. Moyes' tender offer and otherwise cooperated with Mr. Moyes.

         o Mr. Moyes has placed numerous and significant conditions precedent on the tender offer, which enable him to refuse to purchase tendered shares even if shares holding a majority of the voting power are tendered.

         o After Mr. Moyes filed his consent documents, the Board proposed an agreement with Mr. Moyes whereby the Board would be restructured to give Mr. Moyes control of the Board if the tender offer is successful, in return for Mr. Moyes' withdrawal of the consent solicitation. Mr. Moyes, however, would not agree to these terms, which indicates to the Board that Mr. Moyes' true intent behind the consent solicitation is to take control of the Company regardless of the success of the tender offer.

The Board Has Been Elected By an Overwhelming Majority, Including By Mr. Moyes

         The Board that Mr. Moyes seeks to remove was overwhelmingly elected at the past three annual meetings by 94.5% to 99.5% of the voting stockholders of the Company. Since he first began to accumulate shares, Mr. Moyes has voted for the current Board, including most recently in February of 2000. No stockholder voted against any Board member at the February 2000 annual meeting.

Mr. Moyes Has Not Articulated Any Specific Plans as to How He Will Maximize Stockholder Value

         Mr. Moyes has not articulated any specific plans as to how he will maximize stockholder value. In contrast, the Company, under the direction of the Board, has lowered its operating ratio over the last four quarters by a total of
6.5 points. We achieved a record average haul in March of 2000, over 1,100 miles per load, generating 10,533 miles per seated truck. The Company also returned to profitability during the first quarter of 2000, which we believe is a significant achievement, given that the first quarter is usually the least profitable of the Company's fiscal year. The average number of unseated trucks has decreased significantly, with only 14 unseated trucks out of 1,892 active trucks as of June 7, 2000. In addition, deadhead has decreased, and pricing on new equipment has been locked in, with advantageous trades for the next two years. By August of this year, our debt on the terminal facilities in West Valley City, Utah and Atlanta, Georgia will be paid, and all Company properties will be debt free. Our management is very optimistic and we believe the Company has a bright future. Now is not the time to interrupt the work of current management, especially considering that Mr. Moyes has not provided you with any specific strategies for maximizing shareholder value. Your Board appreciates the support it has received from you and remains committed to the Company's long-term strategic goals and to the enhancement of stockholder value.

Key Customer and Employee Relations Will Be Damaged by a Takeover

         The Board believes that if the Moyes Solicitation is successful, the Company's relationships with key customers and employees may be irreparably damaged. A number of the Company's key customers have expressed significant concerns regarding the disruption that a hostile consent solicitation will have on their business relationships with the Company. Additionally, several of the Company's key managers have told the Board they will resign if Mr. Moyes' consent solicitation is successful.

                                CONSENT PROCEDURE

         The record date for determination of the stockholders of the Company entitled to execute, withhold or revoke consents relating to the Moyes
Solicitation is May 23, 2000 (the "Record Date"). Under Nevada law and the Bylaws of the Company, in order for the Moyes Solicitation to succeed, Mr. Moyes must obtain unrevoked consents to each of his proposals from the holders of record of a number of shares of Common Stock representing a majority of the total voting power of all outstanding shares on the Record Date. Thus, an abstention from voting or a broker non-vote will have the practical effect of a vote against the Moyes Solicitation. A stockholder may revoke any previously signed consent by signing, dating and returning a BLUE Revocation of Consent Card in the form attached hereto. Even if you have not returned a white consent solicitation card to Mr. Moyes, the Company urges you to return the BLUE Revocation of Consent Card, which, while it will have no legal effect, will assist the Company in monitoring the opposition to the Moyes Solicitation. Under the terms of the Moyes Solicitation, consents must be delivered to the Company on or before July 19, 2000 in order to be effective.

         As of the Record Date, there were 5,196,358 shares of Class A Common Stock and 913,751 shares of Class B Common Stock outstanding and eligible to vote. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to two votes so long as the holder is Richard D. Simon, Valene Simon, Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, or Richard D. Simon, Jr. (the "Founders"), any trust for the benefit of one or more of the Founders or any entity that is 100% owned by the Founders. If any Class B Common Stock ceases to be owned by one of the foregoing persons or entities, such stock is automatically converted into Class A Common Stock and is entitled to one vote per share.

         You have the right to revoke any consent you may have previously given to Mr. Moyes. To do so, you need only sign, date and return in the enclosed postage-paid envelope the BLUE Revocation of Consent Card attached hereto. If you do not indicate a specific vote on the BLUE Revocation of Consent Card, the card will be used in accordance with the Board's recommendation to revoke any consent given with respect to the Moyes Solicitation. If you have not signed a consent from Mr. Moyes, we urge you to show your opposition to the Moyes Solicitation by signing, dating and returning the enclosed BLUE Revocation of Consent Card. This will enable the Company to keep track of how many stockholders oppose the Moyes Solicitation.

         If your shares are held in the name of a brokerage firm, bank nominee other institution, only that entity can execute a Revocation of Consent with respect to your shares. You must provide written instructions to the person responsible for your account instructing him or her to vote a BLUE Revocation of Consent Card on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Company in care of Georgeson at the address set forth above so that the Company can insure that such instructions are followed. You may also revoke your consent by delivering to Mr. Moyes or his designated agent a written Revocation of Consent or a later-dated consent covering the same shares. Any consent revocation may itself be revoked by signing, dating and returning to the Company a subsequently dated white consent card sent to you by Mr. Moyes, or by delivery of a written revocation of such consent revocation to the Company.

         The Company has retained Georgeson Shareholder Communications Inc. ("Georgeson") to assist in communicating with stockholders in connection with the Moyes Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Revocation of Consent Card or any other questions, Georgeson will be pleased to assist you. You may call Georgeson toll-free at (800) 223-2064. Banks and brokers should call collect at (212) 440-9800.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                      DIRECTORS AND OFFICERS OF THE COMPANY

         The following table sets forth the number of shares of each class of stock of the Company beneficially owned as of June 9, 2000 by each director, the chief executive officer, the four most highly compensated executive officers other than the Chief Executive Officer, each person then known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Class A Common Shares, and by all current directors and executive officers of the Company as a group.


                                 Amount & Nature
                                  of Beneficial                                                           Percent of
 Name of Beneficial Owner(1)       Ownership (2)           Title of Class          Percent of Class       Total Shares(3)
-------------------------------------------------------------------------------------------------------------------------

Richard D. Simon +                          10,000         Class A Common                          *               *
Richard D. Simon (4)                       913,751         Class B Common                      100.0%           15.0%
Alban B. Lang +                            122,837         Class A Common                        2.3%            2.0%
Kelle A. Simon +                           137,777         Class A Common                        2.6%            2.2%
Lyn Simon +                                132,248         Class A Common                        2.5%            2.1%
Richard D. Simon, Jr. +                    130,995         Class A Common                        2.5%            2.1%
Sherry L. Bokovoy +                        123,338         Class A Common                        2.3%            2.0%
Gus E. Paulos +                                 --         Class A Common                         --              --
Don L. Skaggs +                             55,000         Class A Common                        1.1%              *
Irene Warr +                                 4,700         Class A Common                          *               *
Jerry Moyes (5)                            657,650         Class A Common                       12.7%           10.8%
SME Steel                                  300,000         Class A Common                        5.8%            4.9%
Contractors, Inc. (5)
Dimensional Fund                           337,600         Class A Common                        6.5%            5.5%
   Advisors Inc.
Wynnefield Capital                         330,500         Class A Common                        6.4%            5.4%
   Management
Capital Research and                       300,000         Class A Common                        5.8%            4.9%
   Management     Company
All directors and                    1,630,646 (6)       Class A & Class B                        N/A           25.2%
   executive officers                                          Common
as a group (9     persons)
--------------------------------

+ Deemed to be a "participant" in this solicitation under the applicable rules of the Securities and Exchange Commission.
*  Less than one percent.
(1) The business address of Richard D. Simon, Kelle A. Simon, Alban B. Lang, Lyn Simon, Richard D. Simon, Jr., Sherry L. Bokovoy, and Irene Warr is P.O. Box 26297, Salt Lake City, Utah 84126-0297. The business address of Gus E. Paulos is 4050 West 3500 South, West Valley City, Utah 84120. The business address of Don L. Skaggs is 3828 South Main Street, Salt Lake City, Utah 84115. The business address of Jerry Moyes is 2200 South 75th Avenue, Phoenix, Arizona 85043. The address of SME Steel Contractors, Inc. is 5955 West Wells Park Road, West Jordan, Utah 84088. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401-1038. The address of Wynnefield Capital Management is One Penn Plaza, Suite 4720, New York, New York 10119. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(2) In accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the number of shares beneficially owned includes 69,200 Class A Common Shares underlying options to purchase granted to each of Alban B. Lang, Kelle A. Simon, Lyn Simon, Richard D. Simon, Jr., and Sherry
     L. Bokovoy (the "Optionees") that were, at June 9, 2000, either currently exercisable or were scheduled to become exercisable within 60 days of June 9, 2000. The 55,800 remaining shares underlying options granted to the Optionees that were not scheduled to become exercisable within 60 days of June 9, 2000 are excluded. The options have exercise prices ranging from $9.00 to $23.38 per share. The shares owned also include an aggregate 23,156 shares of Class A Common Shares held in the Company's 401(k) Plan on behalf of Alban B. Lang (9,378 shares), Lyn Simon (11,205 shares), and Sherry L. Bokovoy (2,573 shares). The total shares include 3,000 Class A Common Shares underlying stock options granted to Irene Warr that are currently exercisable or were scheduled to become exercisable within 60 days of June 9, 2000. Unless otherwise indicated all shares are owned directly.

(3) Percentage based on 5,196,358 Class A and 913,751 Class B Common Shares outstanding and includes for purposes of this chart only the vested portion of options granted under the Company's Incentive Stock Plan and Outside Director Stock Plan.

(4) All shares are held by Richard D. Simon, Trustee of the Richard D. Simon Revocable Trust, UTAD 2/12/93, of which the four children of Richard D. Simon are the beneficiaries, subject to a life estate in favor of Valene Simon, wife of Richard D. Simon. Because the Class B Common Shares are entitled to two votes per share, Mr. Simon, as Trustee, controls 24.9% of the combined voting power of the Shares. Richard D. Simon filed a Form 13G with the Commission on February 10, 2000.

(5) Includes 60,500 Class A Shares held by Jerry Moyes; 297,150 Class A Common Shares held by The Jerry & Vickie Moyes Family Trust Dated 12/11/87, of which Jerry Moyes and his wife, Vickie L. Moyes, are co-trustees; and 300,000 Class A Common Shares held by SME Steel Contractors, Inc., the beneficial ownership of which may be attributable to Mr. Moyes under applicable rules of the Commission. Mr. Moyes owns approximately 75% of the outstanding voting stock of the parent corporation of SME Steel Contractors, Inc.

(6) Includes approximately 349,000 shares underlying exercisable stock options with exercise prices ranging from $9.00 to $23.38 per share.

    INFORMATION ABOUT THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF SIMON

         Information concerning the names, ages, positions with the Company, tenure as director, and business experience of the Company's executive officers and directors is set forth below. All references to experience with the Company include positions with the Company's operating subsidiary, Dick Simon Trucking, Inc., a Utah corporation. Richard D. Simon is the father of Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, and Richard D. Simon, Jr.

Name                              Age         Position(s) with Simon                Tenure as Director
-----------------------------    -------    ----------------------------    ------------------------------------

Richard D. Simon(1)                64       Chairman of the Board,               1972-Present (Class III)
                                            Chief Executive Officer
                                            and Director

Kelle A. Simon                     39       President and Director               1997-Present (Class III)

Alban B. Lang                      53       Chief Financial Officer,             1988-Present (Class I)
                                            Treasurer, Secretary and
                                            Director

Lyn Simon                          36       Vice President of Sales              1997-Present (Class I)
                                            and Marketing and Director

Richard D. Simon, Jr.              28       Vice President of                    1997-Present (Class I)
                                            Operations and Director

Sherry L. Bokovoy                  31       Vice President of Human              1997-Present (Class II)
                                            Resources and Director

Gus E. Paulos(1) (2)               58       Director                             1999-Present (Class III)

Don L. Skaggs(2)                   44       Director                             February 4, 2000-Present (Class II)

Irene Warr(2)                      68       Director                             1995-Present (Class II)
--------------------------------------

(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee


Richard D. Simon. Richard D. Simon founded the Company in 1955 and has served as its Chairman of the Board and Chief Executive Officer since its incorporation in 1972. Mr. Simon served as the Company's President from 1972 until April 2000.

Kelle A. Simon. Kelle A. Simon has served as the Company's President since April 2000. From 1992 until April 2000, he served as Vice President of Maintenance and Fleet Purchasing. He served as Maintenance Director from 1986 to 1992.

Alban B. Lang. Alban B. Lang has served as Chief Financial Officer, Treasurer, and Secretary since 1992. He served as Chief Operating Officer from March 1999 to April 2000. From 1987 to 1992, he served as controller. Mr. Lang is a certified public accountant and holds two Bachelor of Science degrees, one in chemistry and the other in accounting, a Masters of Business Administration degree, and a Masters degree in fuel engineering, all from the University of Utah.

Lyn Simon. Lyn Simon has served as Vice President of Sales and Marketing since 1986. From July 1998 to February 1999, he also served as Vice President of Operations. Prior to this Mr. Simon served in numerous operating positions with the Company, including implementing computer and telecommunications systems, and managing the accounts receivable, accounts payable, public relations, and fuel tax and licensing departments after joining the Company in 1984.

Richard D. Simon, Jr. Richard D. Simon, Jr. was reappointed Vice President of Operations in February 1999. He previously served in this position from 1992 until July 1998. From July 1998 to February 1999, Mr. Simon served as the Company's Vice President of Driver Relations. He served as Vice President of
Operations from 1992 to 1998, and as a dispatcher and customer service representative after joining the Company in 1990.

Sherry L. Bokovoy. Sherry L. Bokovoy was appointed Vice President of Human Resources on April 2000. She also continues to serve as Assistant Secretary/Treasurer, as she has done since 1994. Since joining the Company in 1987, she has held numerous positions within the Company, including supervising administrative and maintenance payrolls, the employee stock purchase program, and the Company store.

Gus E. Paulos. Gus E. Paulos has served as the President of Gus Paulos Chevrolet since 1980. Mr. Paulos has served as President of the Western Region Advertising Association for Chevrolet Motor Corporation for the past six years.

Don L. Skaggs.  Don L. Skaggs has served as the  President  of  Skaggs  Co. Inc.
since 1997. Prior to this time, Mr. Skaggs served as President of Skaggs Telecommunication Service, a subsidiary of American Stores Co. from 1980 through 1997. Skaggs Co. Inc. is a privately held manufacturer and distributor of law enforcement communication equipment and clothing.

Irene Warr. Irene Warr has been engaged in the private practice of law in Salt Lake City since 1957 and has represented the Company in numerous matters since 1962. Ms. Warr represents many trucking companies and has specialized in motor carrier transportation law for over 30 years.

                         BOARD MEETINGS AND COMPENSATION

Board of Directors. During the fiscal year ended September 30, 1999, the Board of Directors of the Company met on four occasions. All directors attended the meetings of the Board of Directors and all of the meetings held by committees of the Board on which they served. Directors who are not employees of the Company receive an annual retainer of $5,000 plus $1,000 per meeting of the Board of Directors or a committee thereof attended by the director (if such committee meeting is held other than on the day of a Board meeting), plus reimbursement of expenses incurred in attending such Board or committee meetings. Non-employee directors also receive the annual option to purchase 1,000 shares of the Company's Class A Common Stock.

Compensation Committee. The Compensation Committee of the Board of Directors met once during fiscal year 1999, and all members were present at such meeting. This committee reviews all aspects of compensation of the Company's executive officers and makes recommendations on such matters to the full Board of Directors. The Report of the Compensation Committee for fiscal year 1999 is set forth below. See "Compensation Committee Report on Executive Compensation."

Audit Committee. The Audit Committee met once during fiscal year 1999, and all members were present at such meeting. The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the Company's financial statements, reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors, and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting.

Nominating  Committee.  The  Board  does  not  maintain   a  standing nominating
committee or other committee performing similar functions.

Compensation Committee Interlocks and Insider Participation. Ms. Warr served on the Compensation Committee from the Company's initial public offering on November 17, 1995 until the most recent Annual Meeting. She is not an officer or employee of the Company. During the 1999 fiscal year, the Company paid Ms. Warr $30,000 annually ($2,500 per month), provided her health insurance coverage at a cost to the Company of $130 per month, and provided an office at the Company's headquarters as compensation for legal services. Ms. Warr has served as counsel to Richard D. Simon since 1962 and the Company since its incorporation in 1972. Richard D. Simon serves on the Compensation Committee, and he is the father of Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, and Richard D. Simon, Jr. The Board of Directors elected Mr. Paulos to replace Ms. Warr on the Compensation Committee following the Annual Meeting. During the 1999 fiscal year, the Company purchased $93,257 of vehicles from Gus Paulos Chevrolet in arms-length transactions.

                             EXECUTIVE COMPENSATION

         The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the chief executive officer and the four other named executive officers of the company (the "Named Officers").


                              Annual Compensation Awards Payouts           Long-Term Compensation
                             -------------------------------------- ------------------------------------

                                                  Other            Restricted
                                                  Annual           Stock        Options/    LTIP       All Other
Name and Principal          Salary      Bonus     Compensation     Awards         SARs      Payouts    Compensation
Position              Year  ($)         ($)       ($)              ($)          (#)         ($)        ($)(1)
--------------------------------------- --------- ---------------- -----------------------  ---------- -----------------
Richard D. Simon,    1999   $348,400       0             0               0          0           0           2,803
Chairman and CEO     1998   $348,400       0             0               0          0           0           2,803
                     1997   $348,400    $163,750         0               0          0           0           2,803

Kelle A. Simon,      1999   $156,000       0             0               0          0           0           2,803
President            1998   $156,000       0             0               0       75,000         0           2,803
                     1997   $156,000    $98,250          0               0       27,000         0           2,803

Alban B. Lang,       1999   $156,000       0             0               0          0           0           2,803
CFO, Treasurer, and  1998   $156,000       0             0               0       75,000         0           2,803
Secretary            1997   $156,000    $98,250          0               0       27,000         0           2,803

Lyn Simon, Vice      1999   $156,000       0             0               0          0           0           2,803
President of Sales   1998   $156,000       0             0               0       75,000         0           2,803
and Marketing        1997   $156,000    $98,250          0               0       27,000         0           2,803

Richard D. Simon,    1999   $156,000       0             0               0          0           0           2,803
Jr., Vice President  1998   $156,000       0             0               0       75,000         0           2,803
of Operations        1997   $156,000    $98,250          0               0       27,000         0           2,803



(1)      Represents the amount of Company-paid health benefits.

Option Grants in Last Fiscal Year. The Company did not grant options to purchase shares of Class A Common Stock to any of the Named Officers during the fiscal year ended September 30, 1999.

Aggregated Option Exercises in the Last Fiscal Year and Year End Option Values. The following table sets forth the number of unexercised options to acquire shares of Class A Common Stock held on September 30, 1999 and the aggregate value of such options held by the Named Officers. The Named Officers did not exercise options to acquire shares of Class A Common Stock during fiscal year 1999. As of September 30, 1999, the Company had not granted any stock appreciation rights to any of the Named Officers.

                                                      Number of                          Value of Unexercised
                                                 Unexercised Options              In-the Money Options at September
                                                at September 30, 1999                          30, 1999
                                          -----------------------------------     -----------------------------------
Name                                      Exercisable        Unexercisable        Exercisable       Unexercisable
-------------------------------------     --------------     ----------------     --------------    -----------------
Richard D. Simon                               --                  --                  --                  --
Kelle A. Simon                               44,200              80,800                $0                  $0
Alban B. Lang                                44,200              80,800                $0                  $0
Lyn Simon                                    44,200              80,800                $0                  $0
Richard D. Simon, Jr.                        44,200              80,800                $0                  $0



Executive Employment and Consulting Arrangements. The Company currently does not have any employment contracts, severance, or change-in-control agreements with any of its executive officers. However, under certain circumstances in which there is a change of control, executive officers holding outstanding stock options granted under certain option plans are entitled to exercise such options notwithstanding that such options may otherwise not have been fully exercisable.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee believes that the Company's executive officers, including the Named Officers and the Chief Executive Officer, should be compensated at a level comparable to persons holding similar positions at peer companies, taking into account the relative size of the companies, responsibilities of the officers, experience, geographical location, and the relative performance of the Company and its peers, measured by stock performance, profit margin, and revenue and net income growth rates. In addition, the Compensation Committee will consider the attainment of specific goals that may be established for such officers from time-to-time. Corporate performance, measured by stock appreciation, is an important aspect of the executive officers' compensation, as reflected by net awards to date of stock options covering 986,700 shares of Class A Common Stock to the executive officers and certain other key employees. The base salaries of all executive officers, including the Chief Executive Officer, were established prior to the Company's initial public offering and prior to any meeting of the Compensation Committee. The Compensation Committee believes that the base salaries paid to the Chief Executive Officer and other Named Officers are reasonable in comparison with other salaries in the industry. In addition to base salaries, the Chief Executive Officer and Named Officers participate in a bonus pool equal to 5 percent of earnings before provision for income taxes, subject to the achievement of financial performance goals. The Company did not meet its goal in fiscal year 1999, and the executive officers did not receive bonuses. The Chief Executive Officer owns approximately 14.1% of the Company's outstanding Common Stock. Therefore, his net worth is directly affected by the market value of the Company's stock.

                                             Compensation Committee:
                                             Gus E. Paulos
                                             Richard D. Simon

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock with the cumulative total stockholder return of the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Trucking & Transportation Stocks commencing November 17, 1995, and ending September 30, 1999.


                     GRAPH WAS CENTERED HERE IN PRINTED FORM



Index Description                                 11/17/95        9/30/96         9/30/97       9/30/98       9/30/99
-------------------------------------------     -----------    -----------    ------------    ----------    ----------

Simon Transportation Services Inc.                 $100.00        $156.00         $266.20        $57.70        $53.50

NASDAQ Stock Market                                $100.00        $118.30         $162.50       $165.20       $268.30
(US Companies)

CRSP   Index   for   NASDAQ   Trucking   &         $100.00        $101.80         $143.50       $106.90       $124.40
Transportation Stocks


         The stock performance graph assumes $100 was invested on November 17, 1995, the date of the Company's initial public offering. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse predictions as to future stock performance. The CRSP Index for NASDAQ Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the NASDAQ Stock Market, as well as all NASDAQ companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599, and 4700-4799.

                                LEGAL PROCEEDINGS

         The Company and certain of its officers and directors have been named as defendants in a securities class action filed in the United States District Court for the District of Utah, Caprin v. Simon Transportation Services, Inc., et al., No. 2:98CV 863K (filed December 3, 1998). Plaintiffs in this action allege that defendants made material misrepresentations and omissions during the period February 13, 1997 through April 2, 1998 in violation of Sections 11, 12(2) and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Company intends to vigorously defend this action. No officer, director, affiliate of the Company or holder of more than 5% of any class of voting securities of the Company, or any associate of the foregoing, has been named as an adverse party to the Company; however, this action is a class action and purports to be brought on behalf of all stockholders of the Company.

                           SOLICITATION OF REVOCATIONS

         This solicitation is being made by the Board. The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures in connection with such solicitation (including the fees and expenses of the Company's attorneys, public relations advisers and solicitors, and advertising, printing, mailing, travel and other costs, but excluding salaries and wages of officers and employees and the amount normally expended for a solicitation for an uncontested election of directors), will be approximately $130,000, of which approximately $50,000 has been spent to date. Directors, officers and other Company employees may, without additional compensation, solicit revocations by mail, in person, by telecommunication or by other electronic means.

         The Company has retained Georgeson, at an estimated fee of $20,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations, as well as to assist the Company in communicating with stockholders with respect to, and to provide other services to the Company in connection with, the Company's opposition to the Moyes Solicitation. Approximately 30 persons will be utilized by Georgeson in its efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. The Company has agreed to indemnify
Georgeson against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

         Under applicable regulations of the SEC, each member of the Board may be deemed to be a "participant" in the Company's solicitation of revocations of consent. The principal occupations of each participant are set forth in Schedule A, and the business addresses and present ownership of each participant are set forth in "Security Ownership of Certain Beneficial Owners, Directors and Officers of the Company" on page 4.

                                APPRAISAL RIGHTS

         No appraisal rights are or will be available under Nevada law in connection with the Moyes Solicitation.

                              STOCKHOLDER PROPOSALS

         In order to be considered for inclusion in the Company's proxy materials for the 2001 Annual Meeting, stockholder proposals must be received by the Company at its headquarters not later than September 8, 2000, and must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's proxy materials for the meeting. Any proposals should be directed to the Secretary of the Company.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

         At the Annual Meeting of Stockholders of the Company held on February 4, 2000, the stockholders of the Company ratified the selection of Arthur Andersen LLP as independent public accountants for the Company for the 2000 fiscal year. Arthur Andersen LLP has served as independent public accountants for the Company since 1988.

                           FORWARD-LOOKING STATEMENTS

         This Revocation of Consent Statement, as well as information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements relate to the Company's future prospects, developments and business strategies for its operations. These forward-looking statements are identified by the use of terms and phrases such as "expect", "estimate", "project", "believe", and similar terms and phrases. Such forward-looking statements are contained in various sections of this Revocation of Consent Statement. These statements are based upon certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances, and involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from that suggested or described in this Revocation of Consent Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary from those expected, estimated or projected.

                               THE MOYES PROPOSALS

Proposal No. 1.  The Repeal of Current Bylaws Proposal.

         Proposal No. 1, the Repeal of Current Bylaws Proposal, is worded as follows: "Resolved, that the bylaws of Simon Transportation Services Inc., as previously amended and in effect immediately prior to the adoption of this resolution, are hereby repealed in their entirety."

Proposal No. 2.  The New Bylaws Proposal.

         Proposal  No. 2,  the New  Bylaws  Proposal,  is  worded  as   follows:
"Resolved, that the New Bylaws of Simon Transportation Services Inc., in the form attached as Exhibit A to the Consent Statement of Jerry Moyes, are hereby adopted as the bylaws of Simon Transportation Services Inc., effective immediately."

 Proposal No. 3.  The Director Election Proposal.

         Proposal  No. 3, the  Director Election  Proposal is worded as follows:
"Resolved,   that  the   following   persons  are  hereby   elected,   effective
immediately upon the adoption of the New Bylaws, as directors of Simon Transportation Services Inc. to serve until the next annual meeting of the stockholders of Simon Transportation Services Inc. or until their successors are duly elected and qualified:

                  Jerry Moyes                  Jeff L. Archibald
                  Jon Isaacson                 Patrice Archibald
                  Earl H. Scudder              Ronald G. Moyes
                  Gordon K. Holladay           Krista B. Moyes
                  Vickie L. Moyes              Michael J. Moyes
                  Craig P. Moyes               Buddy Favero
                                               Laura Favero"

                                    IMPORTANT

1. If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Revocation of Consent Card to Georgeson in the postage-paid envelope provided.

2. If you have previously signed and returned a white consent card to Mr. Moyes, you have every right to change your vote. Only your latest dated card will count. You may revoke any white consent card already sent to Mr. Moyes by signing, dating and mailing the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Revocation of Consent Card with respect to your shares and only after receiving your specific instructions. Accordingly, to ensure that your shares are voted, you should contact the person responsible for your account and give instructions for a BLUE Revocation of Consent Card to be issued representing your shares, and you should also sign, date and mail the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided.

4. After signing the enclosed BLUE Revocation of Consent Card, do not sign or return the white consent card. Do not even use Mr. Moyes' white consent card to indicate your opposition to the Moyes Solicitation.

              If you have any questions about giving your revocation of consent or require assistance, please contact:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                         Call Toll Free: (800) 223-2064
                  Banks & Brokers Call Collect: (212) 440-9800

                                   SCHEDULE A

                     INFORMATION CONCERNING THE PARTICIPANTS

         The following table sets forth the names, and principal occupations or employment, and the names of any corporation or other organization in which such employment is carried on, of the directors of the Company who are deemed to be "participants" in this solicitation. Unless otherwise indicated, the principal occupation refers to such person's position with the Company. The security holdings and business addresses of each of the following participants are set forth on page 4 of this Revocation of Consent Statement. None of the participants owns any securities of the Company of record but not beneficially, nor does any associate of a participant own, directly or indirectly, any securities of the Company.

         Name                                Principal Employment
 -----------------------       -------------------------------------------------

Richard D. Simon                  Chairman of the Board and Chief Executive
                                  Officer of Simon

Kelle A. Simon                    President

Alban B. Lang                     Chief Financial Officer, Treasurer, Secretary
                                  of Simon

Lyn Simon                         Vice President of Sales and Marketing of Simon


Richard D. Simon, Jr.             Vice President of Operations of Simon

Sherry L. Bokovoy                 Vice President of Human Resources of Simon

Gus E. Paulos                     President of Gus Paulos Chevrolet(1)

Don L. Skaggs                     President of Skaggs Co. Inc.(2)

Irene Warr                        Attorney

(1)      Gus Paulos Chevrolet is a retail dealer of new and used vehicles.
(2) Skaggs Co. Inc. is a privately held manufacturer and distributor of law enforcement communication equipment and clothing.

    INFORMATION REGARDING TRANSACTIONS IN SIMON'S SECURITIES BY PARTICIPANTS

         The following table sets forth purchases and sales of the Company's shares by the participants listed below during the past two years. Unless otherwise indicated all transactions were completed in the public market.


Name                             Transaction Date        Number of shares acquired or sold       Note
---------------------------    ----------------------    -----------------------------------    --------

Richard D. Simon               August 12, 1998                         10,000                     (4)
                               Various                                 11,241                     (2)
                               January 21, 2000                       (38,819)                    (3)

Kelle A. Simon                 September 2, 1999                       20,000                     (4)
                               Various                                  135                       (5)
                               Various                                 1,641                      (2)
                               January 21, 2000                       (6,631)                     (3)

Alban B. Lang                  Various                                 2,931                      (2)

Lyn Simon                      October 26, 1998                        5,000                      (4)
                               Various                                 4,538                      (2)

Richard D. Simon, Jr.          September 1, 1998                       10,000                     (4)

Sherry L. Bokovoy              Various                                  821                       (2)

Gus E. Paulos                  February 4, 2000                        1,000                      (1)

Don L. Skaggs                  June 1, 1998                            1,000                      (4)
                               June 2, 1998                            2,000                      (4)
                               July 8, 1998                            2,500                      (4)
                               July 9, 1998                            2,500                      (4)
                               July 14, 1998                           10,000                     (4)
                               July 16, 1998                           10,000                     (4)
                               July 17, 1998                           20,000                     (4)
                               March 18, 1999                          2,140                      (4)
                               February 4, 2000                        1,000                      (1)

Irene Warr                     August 13, 1998                          300                       (4)
                               December 18, 1998                       1,000                      (1)
                               February 4, 2000                        1,000                      (1)

NOTES:

(1)      Stock option award
(2) Aggregate number of securities purchased through a 401(k) plan for the past two years. A de minimis amount of shares are purchased through an employee's contribution each month
(3) Securities sold through a 401(k) plan on the date indicated through re-direction of funds invested in such plan
(4)      Open  market  purchase
(5) Aggregate number of securities purchased through a payroll withholding plan for the past two years. A de minimis amount of shares are purchased through an employee's contribution each month

                              CERTAIN TRANSACTIONS

         Sherry L. Bokovoy and Jon Bokovoy are the daughter and son-in-law of Richard D. Simon. Ms. Bokovoy is employed by the Company as the Vice President of Human Resources and as an assistant treasurer and assistant secretary, and Mr. Bokovoy is employed by the Company as a dispatch supervisor. Ms. Bokovoy was paid an aggregate of $93,600 during the 1999 fiscal year. Mr. Bokovoy was paid an aggregate of $94,600 during fiscal year 1999.

         During the 1999 fiscal year, the Company purchased $93,257 of vehicles from Gus Paulos Chevrolet and $65,487 of electronic video and security equipment from Skaggs Telecommunications. Prices were established through arms-length negotiations between the parties.

                MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

         Except as described in this Schedule A or in the Revocation of Consent Statement, none of the persons who may be deemed "participants" as defined in
Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially owns any securities of the Company or any securities of a subsidiary of the Company; or (2) has any arrangement or understanding with any person with respect to (A) any future employment with the Company or its affiliates, or (B) any future transactions to which the Company or its affiliates will or may be a party.